Exhibit 10.2

IXOS GRASBRUNN TK 2 C&D LA

AGREEMENT

Between

The firm Technopark Grundstück GmbH & Co. KG,

Represented by the personally liable partner

Firm – Aigner Vermögensverwaltung GmbH,

Represented by the managing director, Mr. Franz Aigner,

Am Hochacker 5, 85630 Grasbrunn/Munich

- hereinafter “landlord” -

and

the firm IXOS Software AG,

represented by the managing board, Mr. Vijay K. Sondhi, Mr. F. Wilhelm R. Söhngen,

Mr. Markus Seyfried and Mr. Hans W. Strack-Zimmermann,

Bretonischer Ring 12, 85630 Grasbrunn/Munich

- hereinafter “tenant” -

Preamble:

With the lease agreement dated 12-21-1998, the tenant has leased from the landlord 2 buildings, yet to be built, including parking spaces in the underground parking garage.

The tenant desires as special tenant provision specifically the provision of server rooms in the basement of the building D. With the installation of these server rooms, a total of 16 vehicle parking spaces in the basement of the building D shall be lost.

The tenant further desires the erection of an exterior elevator on building D.

The costs for fulfilling these special wishes of the tenant shall be borne by the tenant.

With this in mind, the parties hereby agree to the following:

1. The parties are in agreement that, despite the structural changes listed in the preamble (loss of 16 parking spaces in the underground parking garage/provision of server rooms) the rent amount set forth in the lease agreement dated 12-21-1998 shall not change in its basis or its amount.

The tenant shall pay the same amount of rent for use of the server rooms as it would have had to pay for the 16 vehicle parking spaces, which will now be eliminated.

2. The tenant shall derive no claims with respect to the current landlord from the changed building measures it is financing upon expiration of the lease (e.g. compensation or commutation, etc.), with the exception of the right to remove objects that are not fixtures. If the tenant should remove said objects, however, the functionality of the overall facility must be ensured.

Munich, 4-12-00

[Signature]	[Signature]
Technopark Grundstück	Firm IXOS Software AG
GmbH & Co. KG

LEASE AGREEMENT

FOR COMMERCIAL OFFICE SPACE

Between

The firm Technopark Grundstücks GmbH & Co. KG,

Represented by the firm Aigner Vermögensverwaltung GmbH,

Represented by the managing director, Mr. Franz Aigner,

Am Hochacker 5, 85630 Grasbrunn/Munich

- hereinafter “landlord” -

and

the firm IXOS Software AG,

represented by the managing board, Mr. Eberhard Färber, Vijay K. Sondhi,

F. Wilhelm R. Söhngen, Dr. Hanns-Martin Meyer, Markus Seyfried and Hans W. Strack-Zimmermann,

Bretonischer Ring 12, 85630 Grasbrunn

- hereinafter “tenant” -

the following

LEASE AGREEMENT

Is concluded:

§ 1

Leased Property

1. The firm TG leases on a partial area, parcel No. 507 of the Grasbrunn District the following buildings C and D, yet to be constructed.

a)	Building C (Ground floor, 2nd floor, 3rd floor and 4th floor) ca. 16,117 m2 gross floor space.

b)	Building D (ground floor, 2nd floor and 3rd floor) ca. 10,091 m2 gross floor space.

c)	Buildings C and D (1st basement floor, exposed) ca. 1,503 m2 gross floor space.

d)	Buildings C and D (1st basement floor and 2nd basement floor, not exposed) ca. 3,396 m2 gross floor space.

e)	Buildings C and D (1st basement floor and 2nd basement floor) 622 parking spaces in the underground parking garage.

f)	61 above-ground parking spaces.

The floor space and figures indicated above are approximate, and could change slightly over the course of the building permit process and the construction process.

It is also noted that extensive special requests could under certain circumstances result in a shifting of the deadlines established between the landlord and the general contractor, and thus in a shifting in the turnover date set forth in this contract.

§ 2

Term of Lease

1. The landlord/tenant relationship for the leased spaces in building C (§ 1 Number 1a of this contract) and for the parking spaces in the underground garage and the above-ground parking lot (§ 1 Number 1e and f of this contract) begins with the readiness for occupancy of the leased spaces and parking spaces, which is expected to be on 01-01-2001, with the latest start of the lease being 04-01-2001.

If building C is not ready for occupancy by 04-01-2001 and the landlord must justify this or is in arrears, the landlord is required to pay the tenant a contractual penalty in the amount of DM 500,000.00 beginning with the month in which the delay began. Further claims to compensation for losses remain unaffected.

The landlord/tenant relationship for the leased spaces in building D (§ 1 Number 1b of this contract) begins with the readiness for occupancy of the leased spaces, which is expected to be on 04-01-2001, with the latest start of the lease being 07-01-2001.

The landlord shall inform the tenant of the precise date of commencement of the lease as early as possible, at the latest with a term of 8 (eight) weeks – at the latest on 12-31-2000 – in writing. The commencement of the lease is then the date established by the landlord regardless of whether or not the tenant is ready with its own fixtures in the leased spaces at that time.

2. The landlord/tenant relationship is established between the parties firmly for a period of 10 years from the first of the month following the surrender of buildings C and D. The landlord shall allow the tenant an option to extend the lease for 5 years. The option to extend the lease by 5 years must be exercised by the tenant at the latest 12 months prior to expiration of the current lease period, by registered mail. With a timely exercising of the option by the tenant, the lease is extended under the conditions of this lease agreement by 5 years.

15 years after it commences, the lease shall expire in any case, without requiring any special notification. A tacit renewal of the lease without a new written lease agreement between the parties is expressly excluded. This also applies if the allowed option is not exercised or is not exercised in time.

§ 4

Rent, Ancillary Expenses

1. For the leased spaces listed in § 1 Numbers 1 a), b) and c) of this contract, the monthly rent shall amount to

DM 25.00

Plus the current applicable value-added tax per m2 leased area (gross floor space).

For the leased spaces listed in § 1 Number 1 d) of this contract, the monthly rent shall amount to

DM 12.50

Plus the current applicable value-added tax per m2 leased area (gross floor space).

For the leased parking spaces in the underground parking garage listed in § 1 Number 1 e) of this contract, the monthly rent shall amount to

DM 85.00

Plus the current applicable value-added tax per m2 leased area (gross floor space).

Based upon the spaces in accordance with § 1 of this contract and the parking spaces in the underground parking garage, the total rent amount to be paid per month amounts to

DM 787,420.00 [Handwritten: 402,601.45 €]

Plus the current applicable value-added tax.

The obligation to pay rent for the buildings to be surrendered at different times shall commence in each case at the time the building is surrendered.

2. With respect to the rent amount agreed-upon above in § 4 line 1, for the entire duration of the lease the following value index clause is agreed-upon by the parties:

From the commencement of the lease, the rent amount agreed-upon above in § 4 Number 1 shall increase or decrease by the same ratio in which the cost of living for a 4-person working household of average income in the Federal Republic of Germany increases or decreases in accordance with the index calculations of the Federal Office of Statistics in Wiesbaden. Decisive for the change are the statistical reports of the Bavarian Land Office for Statistics and Data Processing, calculated on the basis of 1991 = 100. In this, the above agreed-upon rent amount corresponds to the price index published by the Statistical Land Office for the month prior to the commencement of the lease.

Any increase or decrease in the rental amount, however, shall take place only once per year, irrespective of the amount of increase or decrease, and shall take place on the 1st of January of a given year

3. Rent is to be paid monthly, in advance, at the latest by the third of the current month, free from postage and charges, to the LANDLORD, in the landlord’s account which has yet to be identified.

Rent payments are considered on time based not upon when they are sent but when they arrive or are registered by the landlord. Overdue rent payments shall be charged interest at a rate of 4 percent over the current discount rate of the German Bundesbank.

4. No ancillary expenses are included in the rent amount. Prepayments for ancillary expenses are to be paid monthly together with and in the same manner as the rent. The tenant is required to pay for all ancillary expenses associated with the management and operation of the properties C and D, and a proportional payment of all ancillary expenses directly associated with the underground parking garage and the above-ground parking lot (in each case including ramps, entryways, accesses and lighting). In particular, the tenant is required to bear all operating costs that can be allocated in accordance with § 27 of the 2nd Calculation Regulation.

Furthermore, the tenant is required to pay the following ancillary expenses:

a)	property management fees

b)	the costs of regular cleaning of the exterior window surfaces and facades

c)	the costs of the ventilation, heating and air conditioning, and fire alarm systems, and the costs of the sprinkler systems, included in which are the costs of servicing, monitoring, and repairing the systems, regular inspections for operational readiness and safety, including adjustment by a professional, and maintenance and repair.

d)	The costs of cleaning the underground parking garage and the above-ground parking lot, including the entryway.

For the ancillary expenses to be assigned to the tenant in accordance with the provisions of this contract, the tenant shall pay monthly, together with the rent, an ancillary expense prepayment in the amount of ca. 16 % of the current basic rent, plus applicable value-added tax.

All ancillary expenses are, to the extent that this is technically feasible, to be metered separately for the tenant. They are then to be calculated based upon the actually metered usage. If metering is not possible and is not carried out, ancillary expenses incurred – to the extent that their payment is only proportional – shall be established by the landlord at his reasonable discretion, adhering to the principle of fair treatment of all tenants.

The settlement of ancillary expenses to be assessed to and paid by the tenant shall take place one time annually by the landlord, at the latest by October 31st of the year following the accounting period. The tenant is required to pay the additional amount to the landlord within 3 weeks following the increase in the final accounting of the ancillary expenses. The landlord is required within the same time period to reimburse the tenant any amount due to him as a result of the calculation.

Overdue ancillary expense prepayments and back payments shall be charged interest at a rate of 4 percent over the current discount rate of the German Bundesbank.

§ 5

Security Provision

The tenant is required, prior to occupancy of the landlord’s rooms, to provide security for all claims of the landlord resulting from this contract.

The security is to be provided in the form of an unlimited, immediate, and absolute guarantee to be paid at first request from a German bank that is familiar to the landlord, or a security deposit in the amount of 3 prospective net months rent in accordance with the preliminary calculation of leased space provided by the landlord.

Upon expiration of the lease and once all obligations resulting from the lease have been fulfilled to the satisfaction of the landlord, the bank guarantee is to be returned to the tenant without delay. If the bank guarantee is partially or entirely used during the course of the lease term, the tenant is required to provide a new unlimited, immediate, and absolute bank guarantee to be paid at first request in the amount that was claimed from the bank guarantee.

The landlord has the right to withdraw from this contract without compensation, by registered mail with notification of delivery, if the security to be provided by the tenant in accordance with this provision is not provided on time following a warning and the establishment of a deadline (14 days). In this case the tenant must reimburse the landlord for all losses resulting from the leased spaces standing empty or having to be rented at a lower rate.

In the case of a transfer of the property the landlord is permitted and obligated to transfer the rental security to the party acquiring the property.

§ 8

Subleasing

1. The tenant does not have the right to turn over use of the leased property to a third party – entirely or in part – without the permission of the landlord, especially to sublease the property. Permission for subleasing may be withheld only for significant reasons.

The landlord can withdraw permission that has been granted if grounds are present in the person or the behavior of the third party that, if present in the person of the tenant, would give the landlord grounds for termination without prior notification. The same applies, to the extent that the subtenant uses the leased property for sales that exclude the input tax deduction. Refusal for significant reasons and withdrawal of permission by the landlord do not give the tenant the right to terminate the lease. § 549, para 1 sentence 2 of the Federal Civil Code is excluded.

2. Both in the case of subleasing approved by the landlord and in the case of an unapproved subleasing or other transfer of use, to secure all claims of the landlord from this lease agreement, the tenant’s claims against the subtenant including liens are assigned to the landlord.

3. In the case of a sublease and other transfer of use, the tenant is liable for all acts and omissions of the subtenant/user regardless of who is at fault.

§ 10

Expiration of Lease

1. Upon expiration of the lease, the tenant must return the leased areas in the condition that was determined in the protocol established at the commencement of the lease. Any structural alterations carried out during the term of the lease, if not suitable for use of the offices, are to be returned to their original condition. In particular the tent must perform the interior decorative repairs upon expiration of the lease, regardless of whether and when the tenant performed them beforehand, and must completely clean the leased areas. If, with technical systems, the tenant can provide no proof that he has performed the necessary maintenance procedures, the landlord has the right to undertake said maintenance work at the expense of the tenant.

2. If the lease should end with a termination without notification by the landlord, the tenant must compensate the landlord for any losses incurred as a result. This applies especially if the leased areas must stand empty from the time the tenant vacates them until the agreed-upon expiration of the lease, or if they must be leased at a lower rate. In this, the landlord must keep the losses as low as possible.

3. Upon expiration of the lease and once the leased areas have been vacated, a final inspection protocol shall be prepared and signed by the parties to the contract, in which all deficiencies and interior decorating repairs identified during the inspection are to be remedied through cleaning and maintenance work. The deficiencies or uncompleted work identified during the inspection are considered accepted with the signature of the tenant.